Exhibit 99
FOR IMMEDIATE RELEASE:
Orrstown Financial Services, Inc. Reports Second Quarter 2020 diluted EPS of $0.58 and Announces Quarterly Dividend of $0.17 per Share

•Continued efforts to assist clients, employees and communities affected by COVID-19
•Second quarter closings of U.S Small Business Administration Paycheck Protection Program ("SBA PPP") loans were approximately $460 million with $13.2 million of net deferred processing fees. The net deferred fees are being recognized over the contractual life of the loans. While uncertainty exists with the forgiveness process, it is expected that a significant portion of the fees will be recognized by the first quarter of 2021
•Continued to build reserves due to economic uncertainty, thus recording $1.9 million of provision for loan losses in the second quarter; net charge-offs of $0.2 million; allowance to unguaranteed non-acquired loans of 1.3% at June 30, 2020 as compared to 1.2% at March 31, 2020; allowance plus purchase accounting marks to unguaranteed loans of 1.8% at June 30, 2020 and March 31, 2020
•Continued proactive risk mitigation efforts completing $239.3 million of COVID-19 related loan payment deferrals through June 30, 2020, increasing reviews of higher risk concentrations and outreach to commercial borrowers
•Classified loans increased by $2.9 million to $33.4 million from March 31, 2020 to June 30, 2020; non-performing loans to total loans fell by 11 basis points to 0.36% at June 30, 2020 as compared to 0.47% at March 31, 2020
•Net loan growth of $382.7 million in the quarter due to SBA PPP loan production, partially offset by runoff in the mortgage and consumer portfolio due to high refinance activity
•Deposits grew $354.4 million from March 31, 2020 to June 30, 2020 as clients were seeking a safe haven for their deposits combined with high usage of checking accounts for SBA PPP clients
•Cost of deposits fell 33 basis points to 0.60% in the quarter due to repricing and mix improvement
•Strong noninterest income of $7.2 million, or 26% of revenues, for the three months ended June 30, 2020; mortgage banking income increased significantly with the decline in interest rates, totaling $1.6 million in Q2 as compared to $0.3 million in Q1; noninterest income also included a $0.9 million gain on sale of portfolio loans
•Despite margin pressures from rapidly declining rates, net interest margin contracted only four basis points from the first quarter of 2020 to 3.37% as accretion continued from acquired loans and management repriced deposits rapidly; interest rate floors were established for new loans and the balance sheet mix prioritization efforts continue
•Commenced migration of Wheatland customers to the Bank's wealth management team as part of a plan to discontinue Wheatland operations as of July 31, 2020
•The Board of Directors declared a cash dividend of $0.17 per common share, payable August 10, 2020, to shareholders of record as of August 3, 2020, in line with the dividend declared in the previous quarter

SHIPPENSBURG, PA (July 21, 2020) -- Orrstown Financial Services, Inc. ("Orrstown" or the “Company”) (NASDAQ: ORRF), the parent company of Orrstown Bank (the “Bank”) and Wheatland Advisors, Inc. ("Wheatland"), announced earnings for the three months ended June 30, 2020. Net income totaled $6.4 million for the second quarter of 2020, compared with $5.1 million for the first quarter of 2020 and $2.7 million in the second quarter of 2019. Diluted earnings per share totaled $0.58 for the three months ended June 30, 2020, compared with $0.46 in the three months ended March 31, 2020 and $0.26 in the three months ended June 30, 2019.

Thomas R. Quinn, Jr., President & CEO, commented, “In the second quarter of 2020, the benefits of past strategic decisions and investments became more evident. Our employees executed well in a very challenging environment. Their dedication to clients, the Company and coworkers drove concrete results. The geographic diversification of the past few years combined with hiring top-flight talent across our footprint afforded Orrstown the opportunity to provide nearly 2,800 SBA PPP loans through June 30, 2020, to companies with almost 39,000 employees. Many of these companies represent new clients to the Bank. Aided by the low interest rate environment, the Company originated a record volume of mortgages during the quarter. All of this was accomplished while focusing on credit quality, the lifeblood of every bank. Our commercial lenders held discussions with a large majority of commercial clients about the current state of their business and projections for the future.”

Mr. Quinn continued, “Notwithstanding our showing in the second quarter, some degree of change is likely long-lasting. Despite signs of economic reopening and material government actions to strengthen the economy, the level of uncertainty surrounding future economic activity remains elevated. Changing client behaviors and preferences for service delivery at Orrstown and in the industry as a whole appear to have accelerated as clients and bankers were less able to meet face to face. In light of this, as Orrstown strives to migrate client relationships newly gained in the PPP process to full-banking relationships, it will be done with the underwriting standards the Company developed in the wake of the Great Recession, and with an eye toward the most efficient delivery possible."

Orrstown has implemented the following steps to mitigate the potential spread of this virus, and help our clients during this challenging time:

•Returned to performing branch transactions via drive thru lanes or scheduled appointments;
•Waived Orrstown fees on all foreign ATM transactions from March 18, 2020 through June 1, 2020;
•Waived late fees on all loan payments for 60 days through May 31, 2020 to assist those whose employment status and income may have been negatively impacted by the virus;
•Designated a select group of loan experts to work with clients needing special assistance or guidance
•Nearly all back-office employees are working remotely and core operational functions of the Bank are being run remotely through telework, which is a direct result of Orrstown’s technology investments;
•Enhanced staffing levels at our Client Service Center to manage and support our increased call volume;
•Enacted comprehensive pandemic response strategy which includes preventative measures for workplace health and safety;
•Educated clients and consumers on the various assistance programs available to them through the SBA, as well as other federal and state government resources; and
•Conducted our first Virtual Annual Shareholder Meeting in April 2020 by utilizing available technologies, allowing for a safe meeting to occur for all attendees.

Loss Mitigation Efforts / Loan Concentration

Management continued numerous proactive efforts to prepare for the difficult economic environment, including contacting every commercial loan client with more than $1.0 million in exposure and many with less exposure, initiating a loan payment deferral program for consumer and business clients of up to six months, actively participating in the SBA PPP program, recently enrolling in the Federal Reserve Bank’s Main Street Lending program, performing stress testing of higher risk concentrations in the loan portfolio and implementing tighter underwriting for new loans. So far, there has not been a material increase in delinquencies and little change in net charge-off trends as the government stimulus programs have supported the economy and borrowers with cash payments during the COVID-19 shutdown and more recently with the limited reopening. We remain cautious regarding the economic impact of COVID-19 on our consumer and business borrowers in future quarters, as the impact of federal stimulus wanes.

Due to continuing uncertainty in the external environment, management increased the qualitative factors for certain commercial loan segments in the Bank’s allowance for loan loss analysis, which resulted in the recording of $1.9 million of provision for loan losses in the quarter. During the quarter, management downgraded certain credits in higher risk concentrations, primarily hospitality, in an abundance of caution. As of June 30, 2020, the Bank provided payment deferrals on 465 commercial loans totaling $218.1 million and 164 consumer loans totaling $21.2 million. However, as stimulus plans come to an end and reopening plans are yielding mixed results in some states, we remain cautious with regard to our future credit outlook.

The Bank is also actively consulting with clients on the benefits of the many government lending programs with the most interest being in the SBA PPP loan program. Through June 30, 2020, the Bank has closed approximately 2,800 loans for $459.6 million. These loans are fully guaranteed by the SBA and forgivable if the client meets certain conditions, including using at least 60% of the loan for payroll purposes. Forgiveness rules from the SBA continue to evolve and management continues to monitor this changing environment.

The combination of active client relationship consultation, loan payment deferrals, increased risk management focus on higher risk loan concentrations and significant client participation in the SBA PPP and Federal Reserve Main Street Lending program is expected to help offset potential future period losses. Due to the current economic environment, we expect charge-offs to increase in the coming quarters, but more time is needed to fully understand the magnitude and length of the economic downturn and its impact on our loan portfolio.

Below is a summary of select loan concentrations as of June 30, 2020:

	As a Percentage of
Category	Total Loans	Risk-based Capital	COVID-19 Deferrals as a Percentage of Category

Office	8.0%	67.0%	12.0%
Multifamily residential	5.5	46.0	32.7
Strip Center / Retail	2.5	21.0	23.1
Commercial Construction	2.5	21.0	4.2
Hotel / Motels	2.6	22.0	68.3
Warehouses	2.3	19.0	3.6
Restaurants & Bars	2.4	20.0	37.8
Storage Units	1.2	10.0	40.6
Residential Construction	0.4	3.0	13.0

DISCUSSION OF RESULTS

Balance Sheet

Loans

Net loans grew by $382.7 million, or 94% annualized, to $2.0 billion at June 30, 2020 compared to $1.6 billion at March 31, 2020 due to the origination of nearly 2,800 SBA PPP loans for $459.6 million. These loans are 100% guaranteed by the U.S. government and are forgivable if the borrower meets the established criteria. We continue participation in this program and expect additional volume in the third quarter of 2020, although demand has been significantly less during the second round of the program. Runoff of the mortgage loan portfolio accelerated in the second quarter of 2020 due to high refinance activity. Mortgage loans fell by $29.0 million, or 36% annualized, in the second quarter of 2020. Consumer loans fell $9.5 million to $204.8 million, or 18% annualized, from March 31, 2020 to June 30, 2020, due primarily to high refinance activity of home equity loans. Commercial loans, net of SBA PPP loans, fell $34 million, or 12% annualized, in the second quarter of 2020. In the first half of the quarter, the lending teams focused on assisting clients with the SBA PPP lending program and on asset quality outreach efforts. Also, the economy was shut down so new opportunities were limited. Later in the quarter, the Bank began to see activity resume and is beginning to rebuild its pipeline. While we anticipate less commercial loan originations in the near term, we will continue to actively pursue new lending opportunities that meet the needs of our clients and our communities, consistent with prudent underwriting standards.

Deposits

Deposits grew by $354.4 million to $2.3 billion, or 75% annualized, from March 31, 2020 to June 30, 2020 as many clients parked excess liquidity with the Bank during this period of uncertainty, combined with a growth in deposits from our new SBA PPP clients. Non-interest DDA balances grew $172.8 million from the March 31, 2020 to June 30, 2020 as a portion of the proceeds from the SBA PPP loans stayed with the Bank. We expect these deposits to be used by small business clients over time. Interest checking, money market and savings accounts grew by $217 million as clients sought safe alternatives to build their liquidity reserves due to the COVID crisis. CDs fell in the quarter by $36 million due to runoff of CDs from the Hamilton acquisition plus a change in client behavior. With very low interest rates, many clients are shifting money from CDs into money market and savings accounts to enhance flexibility with a similar return on their money. Overall, the Bank has seen a surge of deposit growth, which has been used to fund the SBA PPP loan growth. Eventually, some of this money will exit, but the Bank is focused on building relationship commercial and retail deposits, which are expected to grow over the long-term as we add relationships to the Bank, with the ultimate goal being to maintain a 90-95% loan to deposit ratio.

Other

Borrowings grew by $14.5 million during the quarter to $258.4 million. As of June 30, 2020, the Bank has borrowed $33.7 million through the Federal Reserve SBA PPP lending facility. The Bank can borrow through this facility using the closed loans as collateral with a cost of funds of 0.35%. Outstanding borrowing balances on this facility reduce the capital impact of the loans on the leverage ratio. Repurchase agreements increased by $12.8 million and FHLB advances declined by

$30.2 million from March 31, 2020 to June 30, 2020. If needed, the near-term borrowing strategy will be to utilize the Federal Reserve SBA PPP lending facility or short-term FHLB advances.

Investments increased by $4.3 million from March 31, 2020 to $483.9 million at June 30, 2020. During the three months ended June 30, 2020, market liquidity improved materially, thus the portfolio appreciated by $13.3 million. There were no purchases during the three months ended June 30, 2020, while payments and maturities totaled $8.8 million. On a go forward basis, the Bank intends to reduce its investment balance as loan growth from newly recruited commercial lenders provides the most attractive reinvestment option. During the second quarter of 2020, there were no other-than- temporary impairment charges or other material changes to the quality of the investment portfolio. See Appendix C for a summary of the current investment portfolio that highlights the concentrations, quality and credit enhancement levels for the portfolio.

Income Statement

Net Interest Income and Margin

Net interest income increased by $2.5 million to $20.8 million as average earning assets rose by $332.5 million to $2.5 billion during the three months ended June 30, 2020 as compared to $2.2 billion for the three months ended March 31, 2020. The net interest margin fell only four basis points to 3.37% despite a significantly adverse drop in interest rates and the addition of lower yielding SBA PPP loans. Relative stability was achieved through active margin management and higher accretion income due to increased loan repayments and workout successes. Active margin management included multiple deposit pricing changes, which led to a 33 basis point reduction in the total deposit cost of funds in one quarter to 0.60%. New loans have floors and higher spreads to compensate for higher risk and the very low absolute level of interest rates. Balance sheet mix improvement is a continuing effort that provides lift over time with growth in commercial loans and relationship deposits and reductions in mortgages, investments and wholesale funding.

SBA PPP loans had an average outstanding balance of $349 million and yielded 3.1% in the three months ended June 30, 2020. As of June 30, 2020, 14% of the $13.2 million of net deferred SBA PPP fees have been earned. The remaining fees are expected to be earned in the coming quarters, with a significant amount projected to be earned when the borrower achieves forgiveness of the loan. SBA PPP loans caused net interest margin compression of approximately 13 basis points in the second quarter of 2020. The Bank continues to see material accretion due to high levels of prepayments of acquired Hamilton Bank mortgages along with numerous successful workout conclusions with commercial clients. Total accretion income was $1.6 million in the three months ended June 30, 2020 as compared to $0.9 million in the three months ended March 31, 2020.

As previously disclosed, the Company has an asset sensitive balance sheet with concentrations in variable rate commercial loans and investment securities. It also has significant concentrations in core deposits with a low cost of funds. With this profile, the Company will normally experience net interest margin pressure as interest rates fall and net interest margin expansion as rates rise. If the external environment continues to favor low interest rates, the Company will continue to focus on mix optimization to preserve margin, while also obtaining its fair share of rate sensitive fee revenues from mortgage loans to be sold in the secondary market and loan swap referral income for commercial real estate clients. The second quarter of 2020 saw record lows in many interest rates and rates are expected to stay low for the foreseeable future.

Provision for loan losses

The Bank thoroughly evaluated its portfolio during the quarter to gain a better understanding as to the potential risk to the borrowers’ ability to make payments in the future and to better understand their revised business outlook. This additional insight caused the Bank to downgrade certain higher risk concentrations to special mention, which increased reserve requirements. The Bank also ran stress tests and added a new COVID-19 qualitative factor for unique risks from the crisis. Overall portfolio trends and metrics continue to be relatively stable despite the current economic uncertainty.

The allowance for loan losses totaled $17.5 million at June 30, 2020, compared with $14.7 million at March 31, 2020. Total classified loans increased by $2.9 million, or 10%, to $33.4 million from March 31, 2020 to June 30, 2020. Management initiated a strategy in the first quarter of 2020 to pursue the sale or workout of classified loans. The result of these efforts was the sale of $1.7 million of problem loans in the second quarter of 2020, which generated a net gain of $0.8 million. The provision for loan losses totaled $1.9 million in the second quarter of 2020, compared with $0.9 million in the first quarter of 2020.

The Bank recorded net charge offs of $0.2 million in the second quarter of 2020 as compared to net recoveries of $0.2 million in the previous quarter. Nonperforming loans decreased by $0.4 million from March 31, 2020 to June 30, 2020 to

$7.4 million, and totaled 0.36% of loans at June 30, 2020, compared with 0.47% of loans at March 31, 2020. The allowance for loan losses to nonperforming loans ratio was 237% at June 30, 2020. We believe the allowance for loan losses to be adequate based on current asset quality metrics; however, deterioration in the loan portfolio could occur, requiring additional provisioning if unemployment remains elevated or due to other economic factors caused by lower business activity as a result of the COVID-19 pandemic.

Noninterest Income

Noninterest income was strong at $7.4 million in the quarter ended June 30, 2020 compared with $7.1 million in the quarter ended March 31, 2020. The Bank experienced very strong mortgage banking results, elevated workout gains and slightly lower activity-based service charge income in the second quarter of 2020.

Total wealth management income for the quarter ended June 30, 2020 was $2.3 million, as compared to $2.4 million for the quarter ended March 31, 2020. The improvement in the financial markets during the second quarter of 2020 helped maintain revenue, but new client acquisition activity slowed during the lock down period. With improving financial markets, a partially reopened economy and significant additions of relationship commercial lenders in 2019 in our growth markets adding to our referral network, we anticipate long-term growth opportunities in this business, although the timing of that growth remains uncertain due to COVID-19.

Service charge income and interchange income totaled $1.5 million in the three months ended June 30, 2020 versus $1.6 million and $2.0 million in the three months ended March 31, 2020 and December 31, 2019, respectively. The past two quarters have seen activity decline due to seasonality and the COVID-19 event as card transaction activity slowed and fees for services declined. The Bank also waived some fees during the lockdown period to assist our clients, which reduced these fees. Late in the quarter, we saw fees increasing to more normal levels as activity grew and the fee waiver period ended. These stable sources of fee revenue should grow over time as we add retail and commercial business. Growth in these sources continues to be an area of opportunity and focus in future years, specifically in the card-based interchange revenue category.

Mortgage banking income for the quarter ended June 30, 2020 increased by $1.3 million to $1.6 million compared to $0.3 million in the quarter ended March 31, 2020. Refinance activity was strong due to the decrease in interest rates and the gain on sale margin increased. Loans sold in the second quarter of 2020 totaled $49.5 million compared with $22.2 million in the first quarter of 2020. Due to significant purchases of new mortgage backed securities by the Federal Reserve, mortgage rates fell to very attractive levels in the second half of the quarter ended June 30, 2020. Therefore, the Bank experienced a material increase in applications and ended the second quarter of 2020 with an elevated amount of locked loans that were not closed, totaling $34.8 million. The Bank records gains on closed and locked loans. In the first quarter of 2020, an impairment charge of $0.5 million was recognized on the Bank's mortgage servicing rights asset due to falling interest rates and another $0.3 million impairment was recorded in the second quarter of 2020, as a result of the aforementioned payment deferrals.

Loan swap fees totaled $0.2 million in the second quarter of 2020, which is flat with the first quarter of 2020. While activity was low throughout the quarter, demand began to resume late in the second quarter. If markets remain stable, we should see additional opportunities in the second half of 2020. These fees for interest rate hedge referral income are related to commercial real estate lending. In the second quarter of 2020, the Bank began providing interest rate swaps directly for clients as opposed to referring them to a third party, which will allow the Bank to provide better pricing for clients while resulting in higher fee income.

Noninterest Expenses

Noninterest expenses totaled $18.4 million in the second quarter of 2020 compared with $18.3 million in the first quarter of 2020. Overall, expenses were somewhat elevated due to the COVID-19 event with higher overtime, some write down activity for properties held-for-sale and exit costs associated with Wheatland.

Salaries and employee benefits totaled $10.1 million in the second quarter of 2020 as compared with $11.6 million in the first quarter of 2020. Seasonal reductions in payroll taxes accounted for $0.3 million of the decrease while health insurance costs fell $0.8 million after a period of elevated expenses over the past two quarters. Health insurance expenses are expected to increase to more normal levels in the second half of the year.

Advertising and promotion expense fell by $0.6 million to $0.2 million as the Bank pulled back on marketing efforts due to the COVID-19 event. FDIC expense resumed at $0.2 million after three quarters of no expense as the credit received when the FDIC reserve levels were at target has now been exhausted. Taxes other than income increased by $0.5 million as no tax credits were earned as in previous periods. Professional fees increased by $0.3 million to $1.0 million in the quarter due primarily to legal expenses related to the previously disclosed SEPTA litigation.

Other expenses increased by $1.4 million during the three months ended June 30, 2020 as compared to the three months ended March 31, 2020 due primarily to four items. First, the Bank had to reduce the price for the pending sale of an operations center which required a $0.5 million write down of the property which is held-for-sale. Second, the Company is dissolving Wheatland effective July 31, 2020 and recorded a $0.2 million write down of its client list intangible asset. Third, the Bank recorded a $0.5 million recovery of a previously charged-off insurance claim in the first quarter of 2020. Finally, the Bank decided to not move forward with the construction of a new branch location and wrote off related development costs of $0.1 million.

Income Taxes

The Company's effective tax rate for the first quarter of 2020 was 17.0% compared with 13.8% for 2019 and generally reflected increased profitability. The Company's effective tax rate is less than the 21% federal statutory rate due to tax-exempt income, including interest earned on tax-exempt loans and securities and income from life insurance policies, as well as tax credits.

Capital

Shareholders’ equity totaled $225.6 million at June 30, 2020, an increase of $15.1 million from $210.6 million at March 31, 2020. The increase was primarily attributable to a decrease in accumulated other comprehensive loss from changes in net unrealized gains and losses in securities available for sale, which increased by $13.3 million from March 31, 2020 to June 30, 2020. The Company's tangible common equity ratio fell from 7.8% at March 31, 2020 to 7.3% at June 30, 2020 and the Company's Tier 1 leverage ratio fell from 8.5% at March 31, 2020 to 7.6% at June 30, 2020, in each case due to the growth in SBA PPP loans. The reduction in these ratios is expected to be temporary. It is anticipated that most of the SBA PPP loans will achieve loan forgiveness by early next year. During this time, the Bank expects to generate additional retained earnings from SBA PPP fee income. After the SBA PPP loans leave the balance sheet and the Bank records the net income, the tangible common equity and leverage ratios will increase, all else being equal. Risk based capital ratios are not impacted by SBA PPP loan growth due to their 0% regulatory capital risk weighting. The Company's total risk-based capital ratio increased from 14.0% at March 31, 2020 to 14.4% at June 30, 2020. The Company believes that capital is adequate at this time to support the risks inherent in the balance sheet.

Investor Relations Contact:	Media Contact:
Matthew C. Schultheis, CFA	Luke Bernstein
Director Strategic Planning and Investor Relations	Corporate Communications Officer
Phone (717) 510-7127	Phone (717) 510-7107

ORRSTOWN FINANCIAL SERVICES, INC.
FINANCIAL HIGHLIGHTS (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(Dollars in thousands, except per share amounts)	2020	2019	2020	2019

Profitability for the period:
Net interest income	$20,798	$18,515	$39,060	$33,275
Provision for loan losses	1,900	200	2,825	600
Noninterest income	7,193	7,774	14,267	12,909
Noninterest expenses	18,431	23,292	36,735	39,453
Income before income taxes	7,660	2,797	13,767	6,131
Income tax expense	1,301	110	2,340	342
Net income available to common shareholders	$6,359	$2,687	$11,427	$5,789

Financial ratios:
Return on average assets (1)	0.94%	0.48%	0.90%	0.56%
Return on average equity (1)	11.82%	5.26%	10.36%	6.16%
Net interest margin (1)	3.37%	3.63%	3.39%	3.54%
Efficiency ratio	65.8%	88.6%	68.9%	85.4%
Income per common share:
Basic	$0.58	$0.26	$1.04	$0.59
Diluted	$0.58	$0.26	$1.04	$0.58

Average equity to average assets	7.94%	9.09%	8.69%	9.07%

(1) Annualized.

ORRSTOWN FINANCIAL SERVICES, INC.
FINANCIAL HIGHLIGHTS (Unaudited)
(continued)
	June 30,	December 31,
	2020	2019
At period-end:
Total assets	$2,772,796	$2,383,274
Total deposits	2,251,731	1,875,522
Loans, net of allowance for loan losses	2,023,800	1,629,675
Loans held-for-sale, at fair value	13,594	9,364
Securities available for sale	483,936	490,885
Borrowings	226,520	217,936
Subordinated notes	31,875	31,847
Shareholders' equity	225,638	223,249

Credit quality and capital ratios (1):
Allowance for loan losses to total loans	0.86%	0.89%
Total nonaccrual loans to total loans	0.36%	0.65%
Nonperforming assets to total assets	0.27%	0.46%
Allowance for loan losses to nonaccrual loans	237%	138%
Total risk-based capital:
Orrstown Financial Services, Inc.	14.4%	14.1%
Orrstown Bank	13.8%	13.4%
Tier 1 risk-based capital:
Orrstown Financial Services, Inc.	11.6%	11.3%
Orrstown Bank	12.7%	12.5%
Tier 1 common equity risk-based capital:
Orrstown Financial Services, Inc.	11.6%	11.3%
Orrstown Bank	12.7%	12.5%
Tier 1 leverage capital:
Orrstown Financial Services, Inc.	7.6%	8.6%
Orrstown Bank	8.3%	9.4%

Book value per common share	$20.13	$19.93

(1) Capital ratios are estimated, subject to regulatory filings

ORRSTOWN FINANCIAL SERVICES, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands, except per share amounts)	June 30, 2020	December 31, 2019
Assets
Cash and due from banks	$26,652	$25,969
Interest-bearing deposits with banks	25,638	29,994
Cash and cash equivalents	52,290	55,963
Restricted investments in bank stocks	16,256	16,184
Securities available for sale (amortized cost of $488,433 and $491,492 at June 30, 2020 and December 31, 2019, respectively)	483,936	490,885
Loans held for sale, at fair value	13,594	9,364
Loans	2,041,317	1,644,330
Less: Allowance for loan losses	(17,517)	(14,655)
Net loans	2,023,800	1,629,675
Premises and equipment, net	36,976	37,524
Cash surrender value of life insurance	64,411	63,613
Goodwill	18,724	19,925
Other intangible assets, net	6,160	7,180
Accrued interest receivable	8,182	6,040
Other assets	48,467	46,921
Total assets	$2,772,796	$2,383,274
Liabilities
Deposits:
Noninterest-bearing	$436,290	$249,450
Interest-bearing	1,815,441	1,626,072
Total deposits	2,251,731	1,875,522
Securities sold under agreements to repurchase	23,716	8,269
FHLB Advances and other	202,804	209,667
Subordinated notes	31,875	31,847
Accrued interest and other liabilities	37,032	34,720
Total liabilities	2,547,158	2,160,025
Shareholders’ Equity
Preferred stock, $1.25 par value per share; 500,000 shares authorized; no shares issued or outstanding	—	—
Common stock, no par value—$0.05205 stated value per share 50,000,000 shares authorized; 11,268,249 shares issued and 11,209,146 outstanding at June 30, 2020; 11,220,604 shares issued and 11,199,874 outstanding at December 31, 2019	586	584
Additional paid—in capital	188,226	188,365
Retained earnings	42,862	35,246
Accumulated other comprehensive loss	(5,114)	(480)
Treasury stock— 59,283 and 20,730 shares, at cost at June 30, 2020 and December 31, 2019, respectively	(922)	(466)
Total shareholders’ equity	225,638	223,249
Total liabilities and shareholders’ equity	$2,772,796	$2,383,274

ORRSTOWN FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(In thousands, except per share amounts)	2020	2019	2020	2019
Interest income
Loans	$21,794	$19,658	$41,960	$34,809
Investment securities - taxable	2,795	3,681	6,233	7,173
Investment securities - tax-exempt	420	632	704	1,474
Short-term investments	13	501	92	674
Total interest income	25,022	24,472	48,989	44,130
Interest expense
Deposits	3,310	4,892	7,664	8,607
Securities sold under agreements to repurchase	152	28	184	55
FHLB Advances and other	260	538	1,078	1,197
Subordinated notes	502	499	1,003	996
Total interest expense	4,224	5,957	9,929	10,855
Net interest income	20,798	18,515	39,060	33,275
Provision for loan losses	1,900	200	2,825	600
Net interest income after provision for loan losses	18,898	18,315	36,235	32,675
Noninterest income
Service charges	719	1,078	1,706	1,980
Interchange income	819	843	1,607	1,579
Loan swap referral fees	232	—	432	—
Wealth management income	2,295	2,421	4,654	4,657
Mortgage banking activities	1,609	652	1,941	1,120
Gains on sale of portfolio loans	925	—	2,803	—
Other income	585	716	1,155	1,170
Investment securities gains (losses)	9	2,064	(31)	2,403
Total noninterest income	7,193	7,774	14,267	12,909
Noninterest expenses
Salaries and employee benefits	10,063	8,922	21,657	17,599
Occupancy, furniture and equipment	2,326	2,206	4,615	4,230
Data processing, telephone, and communication	791	1,058	1,662	1,828
Advertising and bank promotions	167	548	956	1,069
FDIC insurance	214	221	261	406
Professional services	1,021	707	1,737	1,264
Taxes other than income	449	314	451	620
Intangible asset amortization	404	402	867	610
Merger related expenses	—	6,860	—	7,505
Insurance claim receivable (recovery) write-off	—	—	(486)	615
Other operating expenses	2,996	2,054	5,015	3,707
Total noninterest expenses	18,431	23,292	36,735	39,453
Income before income tax expense	7,660	2,797	13,767	6,131
Income tax expense	1,301	110	2,340	342
Net income	$6,359	$2,687	$11,427	$5,789

Share information:
Basic earnings per share	$0.58	$0.26	$1.04	$0.59
Diluted earnings per share	$0.58	$0.26	$1.04	$0.58
Weighted average shares - basic	10,916	10,349	10,937	9,757
Weighted average shares - diluted	10,993	10,514	11,027	9,924

ORRSTOWN FINANCIAL SERVICES, INC.
ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)
	Three Months Ended
	6/30/2020			03/31/20			12/31/19			09/30/19			6/30/2019
		Taxable-	Taxable-		Taxable-	Taxable-		Taxable-	Taxable-		Taxable-	Taxable-		Taxable-	Taxable-
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$27,949	$13	0.18%	$22,869	$80	1.41%	$21,396	$99	1.84%	$95,713	$558	2.31%	$84,344	$501	2.38%
Securities (1)	493,847	3,327	2.71	500,987	3,797	3.05	504,571	3,919	3.08	496,981	4,180	3.34	497,302	4,481	3.61
Loans (1)(2)(3)	1,988,114	21,912	4.43	1,653,547	20,287	4.93	1,606,608	20,207	4.99	1,604,491	20,306	5.02	1,497,445	19,782	5.30
Total interest-earning assets	2,509,910	25,252	4.05	2,177,403	24,164	4.46	2,132,575	24,225	4.51	2,197,185	25,044	4.52	2,079,091	24,764	4.78
Other assets	200,684			188,400			191,585			193,946			175,566
Total	$2,710,594			$2,365,803			$2,324,160			$2,391,131			$2,254,657
Liabilities and Shareholders' Equity
Interest-bearing demand deposits	$1,154,434	1,259	0.44	$972,486	1,903	0.79	$955,975	2,136	0.89	$954,824	2,206	0.92	$922,612	2,062	0.90
Savings deposits	160,738	63	0.16	151,195	63	0.17	150,221	64	0.17	159,029	90	0.22	153,235	89	0.23
Time deposits (4)	462,664	1,988	1.73	503,364	2,388	1.91	551,789	2,708	1.95	651,250	3,499	2.13	568,488	2,741	1.93
Securities sold under agreements to repurchase	21,582	24	0.45	9,416	28	1.20	9,257	29	1.24	8,617	28	1.29	8,847	29	1.31
FHLB advances and other	175,336	388	0.89	187,408	822	1.76	119,632	649	2.15	76,404	444	2.31	97,908	537	2.20
Subordinated notes	31,867	502	6.33	31,853	501	6.33	31,839	501	6.23	31,826	490	6.10	31,819	499	6.28
Total interest-bearing liabilities	2,006,621	4,224	0.85	1,855,722	5,705	1.24	1,818,713	6,087	1.33	1,881,950	6,757	1.42	1,782,909	5,957	1.34
Noninterest-bearing demand deposits	452,253			250,163			247,107			252,211			235,046
Other	36,511			33,763			35,282			35,720			31,692
Total Liabilities	2,495,385			2,139,648			2,101,102			2,169,881			2,049,647
Shareholders' Equity	215,209			226,155			223,058			221,250			205,010
Total	$2,710,594			$2,365,803			$2,324,160			$2,391,131			$2,254,657
Taxable-equivalent net interest income / net interest spread		21,028	3.20%		18,459	3.23%		18,138	3.18%		18,287	3.10%		18,807	3.44%
Taxable-equivalent net interest margin			3.37%			3.41%			3.37%			3.30%			3.63%
Taxable-equivalent adjustment		(230)			(197)			(197)			(208)			(292)
Net interest income		$20,798			$18,262			$17,941			$18,079			$18,515
Ratio of average interest-earning assets to average interest-bearing liabilities			125%			117%			117%			117%			117%

NOTES:
(1) Yields and interest income on tax-exempt assets have been computed on a taxable-equivalent basis assuming a 21% tax rate.
(2) Average balances include nonaccrual loans.
(3) Interest income on loans includes prepayment and late fees, where applicable, prior periods have been adjusted to include these fees.
(4) For the three months ended September 30, 2019, expenses associated with the early redemption of brokered time deposits totaled $0.2 million and increased the cost of funds by 13 basis points.

ORRSTOWN FINANCIAL SERVICES, INC.
ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)
(continued)
	Six Months Ended
	June 30, 2020			June 30, 2019
		Taxable-	Taxable-		Taxable-	Taxable-
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$25,409	$92	0.73%	$56,879	$674	2.39%
Securities (1)	497,418	7,124	2.88	498,522	9,039	3.66
Loans (1)(2)(3)	1,820,830	42,199	4.66	1,378,213	35,054	5.13
Total interest-earning assets	2,343,657	49,415	4.24	1,933,614	44,767	4.67
Other assets	194,543			156,786
Total	$2,538,200			$2,090,400
Liabilities and Shareholders' Equity
Interest-bearing demand deposits	$1,063,460	3,161	0.60	$884,065	3,911	0.89
Savings deposits	155,966	127	0.16	137,606	142	0.21
Time deposits	483,014	4,376	1.82	482,525	4,554	1.90
Securities sold under agreements to repurchase	15,499	52	0.67	8,755	57	1.31
FHLB advances and other	181,372	1,210	1.34	109,658	1,195	2.20
Subordinated notes	31,860	1,003	6.29	31,852	996	6.30
Total interest-bearing liabilities	1,931,171	9,929	1.03	1,654,461	10,855	1.32
Noninterest-bearing demand deposits	351,208			218,796
Other	35,139			27,523
Total Liabilities	2,317,518			1,900,780
Shareholders' Equity	220,682			189,620
Total	$2,538,200			$2,090,400
Taxable-equivalent net interest income / net interest spread		39,486	3.21%		33,912	3.35%
Taxable-equivalent net interest margin			3.39%			3.54%
Taxable-equivalent adjustment		(426)			(637)
Net interest income		$39,060			$33,275
Ratio of average interest-earning assets to average interest-bearing liabilities			121%			117%

NOTES TO ANALYSIS OF NET INTEREST INCOME:
(1) Yields and interest income on tax-exempt assets have been computed on a taxable-equivalent basis assuming a 21% tax rate.
(2) Average balances include nonaccrual loans.
(3) Interest income on loans includes prepayment and late fees, where applicable, prior periods have been adjusted to include these fees.

ORRSTOWN FINANCIAL SERVICES, INC.
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)

(In thousands, except per share amounts )	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Profitability for the quarter:
Net interest income	$20,798	$18,262	$17,941	$18,079	$18,515
Provision for loan losses	1,900	925	—	300	200
Noninterest income	7,193	7,074	7,028	8,602	7,774
Noninterest expenses	18,431	18,304	19,707	18,140	23,292
Income before income taxes	7,660	6,107	5,262	8,241	2,797
Income tax expense	1,301	1,039	1,028	1,340	110
Net income	$6,359	$5,068	$4,234	$6,901	$2,687

Financial ratios:
Return on average assets (1)	0.94%	0.86%	0.72%	1.15%	0.48%
Return on average equity (1)	11.82%	8.96%	7.53%	12.37%	5.26%
Net interest margin (1)	3.37%	3.41%	3.37%	3.30%	3.63%
Efficiency ratio	65.85%	72.25%	78.93%	67.99%	88.60%
Efficiency ratio, adjusted (2)	65.87%	72.13%	75.02%	72.55%	67.83%

Per share information :
Income per common share:
Basic	$0.58	$0.46	$0.39	$0.63	$0.26
Diluted	$0.58	$0.46	$0.38	$0.62	$0.26
Book value	$20.13	$18.81	$19.93	$20.00	$19.59
Tangible book value (3)	$18.03	$16.53	$17.65	$17.67	$17.27
Cash dividends paid	$0.17	$0.17	$0.15	$0.15	$0.15
Average basic shares	10,916	10,959	10,966	10,949	10,349
Average diluted shares	10,993	11,062	11,097	11,094	10,514
(1) Annualized.
(2) Efficiency ratio has been adjusted for merger related fees and investment securities (losses) gains.
(3) Non-GAAP based financial measure. Please refer to Appendix B - Supplemental Reporting of Non-GAAP Measures and GAAP to Non-GAAP Reconciliations for a discussion of our use of non-GAAP based financial measures, including tables reconciling GAAP and non-GAAP financial measures appearing herein.

ORRSTOWN FINANCIAL SERVICES, INC.
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)
(continued)
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Noninterest income:
Service charges	$719	$987	$1,119	$1,110	$1,078
Interchange income	819	788	859	843	843
Loan swap referral fees	232	200	568	629	—
Wealth management income	2,295	2,359	2,478	2,546	2,421
Mortgage banking activities	1,609	332	1,304	623	652
Other income	585	2,448	682	523	716
Investment securities gains (losses)	9	(40)	18	2,328	2,064
Total noninterest income	$6,268	$7,074	$7,028	$8,602	$7,774

Noninterest expenses:
Salaries and employee benefits	$10,063	$11,594	$11,407	$10,489	$8,922
Occupancy, furniture and equipment	2,326	2,289	2,433	2,385	2,206
Data processing, telephone, and communication	791	871	941	1,028	1,058
Advertising and bank promotions	167	789	619	279	548
FDIC insurance	214	47	(30)	(9)	221
Professional services	1,021	716	876	814	707
Taxes other than income	449	2	92	306	314
Intangible asset amortization	404	463	474	486	402
Merger related and branch consolidation expenses	—	—	988	471	6,860
Insurance claim receivable recovery	—	(486)	—	—	—
Other operating expenses	2,996	2,019	1,907	1,891	2,054
Total noninterest expenses	$18,431	$18,304	$19,707	$18,140	$23,292

ORRSTOWN FINANCIAL SERVICES, INC.
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)
(continued)
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Balance Sheet at quarter end:
Cash and cash equivalents	$52,290	$57,137	$56,462	$50,923	$116,380
Restricted investments in bank stocks	16,256	15,823	16,184	11,399	10,105
Securities available for sale	483,936	479,599	490,386	481,120	497,429
Loans held for sale, at fair value	13,594	7,900	9,364	—	—
Loans held for sale, at cost	—	—	—	7,610	7,152
Loans:
Commercial real estate:
Owner occupied	164,442	168,586	170,884	171,327	170,272
Non-owner occupied	390,980	377,933	361,050	310,334	298,989
Multi-family	111,016	107,797	106,893	108,751	93,342
Non-owner occupied residential	116,531	118,773	120,038	120,395	121,364
Commercial and industrial	665,312	235,791	214,554	215,734	219,551
Total commercial loans	1,448,281	1,008,880	973,419	926,541	903,518
Acquisition and development:
1-4 family residential construction	7,966	13,037	15,865	12,257	12,801
Commercial and land development	50,220	49,348	41,538	38,494	57,027
Municipal	34,276	46,551	47,057	47,920	48,358
Residential mortgage:
First lien	295,736	324,766	336,372	353,811	363,946
Home equity – term	11,944	13,337	14,030	15,175	15,989
Home equity – lines of credit	160,842	165,375	165,314	159,930	157,645
Installment and other loans	32,052	35,654	50,735	38,977	42,386
Total loans	2,041,317	1,656,948	1,644,330	1,593,105	1,601,670
Allowance for loan losses	(17,517)	(15,803)	(14,655)	(14,809)	(14,460)
Net loans held-for-investment	2,023,800	1,641,145	1,629,675	1,578,296	1,587,210
Goodwill	18,724	20,142	19,925	19,925	19,621
Other intangible assets, net	6,160	6,717	7,180	7,654	8,140
Total assets	2,772,796	2,387,553	2,383,274	2,313,677	2,399,508
Total deposits	2,251,731	1,897,296	1,875,522	1,923,454	2,015,541
Borrowings	226,520	212,099	217,936	99,770	92,634
Subordinated notes	31,875	31,861	31,847	31,834	31,821
Total shareholders' equity	225,638	210,570	223,249	223,493	219,868

ORRSTOWN FINANCIAL SERVICES, INC.
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)
(continued)
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Capital and credit quality measures (1):
Total risk-based capital:
Orrstown Financial Services, Inc	14.4%	14.0%	14.1%	14.5%	14.1%
Orrstown Bank	13.8%	13.4%	13.4%	13.6%	13.0%
Tier 1 risk-based capital:
Orrstown Financial Services, Inc	11.6%	11.2%	11.3%	11.6%	11.2%
Orrstown Bank	12.7%	12.5%	12.5%	12.7%	12.1%
Tier 1 common equity risk-based capital:
Orrstown Financial Services, Inc	11.6%	11.2%	11.3%	11.6%	11.2%
Orrstown Bank	12.7%	12.5%	12.5%	12.7%	12.1%
Tier 1 leverage capital:
Orrstown Financial Services, Inc	7.6%	8.5%	8.6%	8.2%	8.5%
Orrstown Bank	8.3%	9.4%	9.4%	8.9%	8.6%

Average equity to average assets	7.94%	9.56%	9.60%	9.25%	9.09%
Allowance for loan losses to total loans	0.86%	0.95%	0.89%	0.93%	0.90%
Total nonaccrual loans to total loans	0.36%	0.47%	0.65%	0.44%	0.27%
Nonperforming assets to total assets	0.27%	0.34%	0.46%	0.33%	0.21%
Allowance for loan losses to nonaccrual loans	237%	202%	138%	214%	330%

Other information:
Net charge-offs (recoveries)	$186	$(223)	$154	$(49)	$23
Classified loans	33,376	30,470	40,808	37,535	27,742
Nonperforming and other risk assets:
Nonaccrual loans	7,404	7,806	10,657	6,931	4,387
Other real estate owned	17	197	197	642	735
Total nonperforming assets	7,421	8,003	10,854	7,573	5,122
Restructured loans still accruing	960	971	979	1,042	1,104
Loans past due 90 days or more and still accruing (2)	909	2,115	2,232	2,982	1,661
Total nonperforming and other risk assets	$9,290	$11,089	$14,065	$11,597	$7,887
(1) Capital ratios are estimated, subject to regulatory filings.
(2) Includes $0.6 million, $1.9 million, $2.0 million, $2.4 million, and $1.7 million of purchased credit impaired loans at June 30, 2020, March 31, 2020, December 31, 2019, September 30, 2019, and June 30, 2019, respectively.

Appendix A- Supplemental Reporting of Unusual Items

The following table presents unusual items that impacted each period shown. These items are presented to enable investors to better understand the magnitude of certain significant items on reported GAAP results in the context of the Company's growth and acquisition activities.

	Three Months Ended					Year To Date
	6/30/2020	3/31/20	12/31/19	9/30/19	6/30/2019	6/30/2020	6/30/2019
(In thousands)
Pretax Items
Merger related expenses	$—	$—	$—	$(471)	$6,860	$—	$7,505
Branch consolidation expenses	—	—	(988)	—	—	—	—
Net securities gains (losses)	9	(40)	18	2,328	2,064	(31)	2,403
Accelerated payoff of brokered deposits and borrowings penalty	—	—	—	223	—	—	—
Life insurance proceeds	—	—	—	—	255	—	255
Restricted stock forfeiture expense benefit	—	—	—	—	350	—	350
Gain on sale of commercial loans	925	1,878	—	—	—	2,803	—
Accretion - recoveries on purchased credit impaired loans	1,021	211	109	21	715	1,232	715
Insurance claim receivable recovery (write-off)	—	486	—	—	—	486	(615)

Income Tax Expense Items
Tax benefit from state deferred tax asset rate change	—	—	—	—	334	—	334
Tax benefit from acquired life insurance assets	—	—	—	—	—	—	185

Appendix B- Supplemental Reporting of Non-GAAP Measures and GAAP to Non-GAAP Reconciliations
As a result of acquisitions, the Company has intangible assets consisting of goodwill and core deposit and other intangible assets totaling $24.9 million and $27.1 million at June 30, 2020 and December 31, 2019, respectively.
Management believes providing certain “non-GAAP” financial information will assist investors in their understanding of the effect of acquisition activity on reported results, particularly to overcome comparability issues related to the influence of intangibles (principally goodwill) created in acquisitions.
Tangible book value per share and net interest margin excluding the impact of purchase accounting, as used by the Company in this earnings release, are determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). While we believe this information is a useful supplement to GAAP based measures presented in this earnings release, readers are cautioned that this non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of our results and financial condition as reported under GAAP, nor are such measures necessarily comparable to non-GAAP performance measures that may be presented by other companies. This supplemental presentation should not be construed as an inference that our future results will be unaffected by similar adjustments to be determined in accordance with GAAP.

The following tables present the computation of each non-GAAP based measure:

(in thousands, except per share information)
Tangible Book Value per Common Share	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Shareholders' equity	$225,638	$210,570	$223,249	$223,493	$219,868
Less: Goodwill	18,724	20,142	19,925	19,925	19,621
Other intangible assets	6,160	6,717	7,180	7,654	8,140
Related tax effect	(1,294)	(1,411)	(1,508)	(1,607)	(1,709)
Tangible common equity (non-GAAP)	$202,048	$185,122	$197,652	$197,521	$193,816

Common shares outstanding	11,209	11,197	11,200	11,175	11,224

Book value per share (most directly comparable GAAP based measure)	$20.13	$18.81	$19.93	$20.00	$19.59
Intangible assets per share	2.10	2.28	2.28	2.33	2.32
Tangible book value per share (non-GAAP)	$18.03	$16.53	$17.65	$17.67	$17.27

Allowance to unguaranteed, non-acquired loans:
(in thousands, except per share information)
	June 30, 2020	March 31, 2020
Allowance for loan losses	$17,517	$15,803
less: purchase accounting reserves	(564)	(675)
Allowance for loan losses, adjusted	$16,953	$15,128

Gross loans	2,041,317	1,656,948
less: SBA guaranteed loans	(460,365)	(1,420)
less: Acquired loans	(325,072)	(358,577)
Unguaranteed, non-acquired loans	$1,255,880	$1,296,951

Allowance to unguaranteed, non-acquired loans	1.3%	1.2%

Allowance plus purchase accounting marks to unguaranteed loans:

	June 30, 2020	March 31, 2020
Allowance for loan losses	$17,517	$15,803
Purchase accounting marks	11,025	13,464
Allowance plus purchase accounting marks	$28,542	$29,267

Gross loans	2,041,317	1,656,948
less: SBA guaranteed loans	(460,365)	(1,420)
Unguaranteed loans	$1,580,952	$1,655,528

Allowance plus purchase accounting marks to unguaranteed loans:	1.8%	1.8%

		Three Months Ended
(dollars in thousands)		June 30, 2020		March 31, 2020		December 31, 2019		September 30, 2019		June 30, 2019
Taxable-Equivalent Net Interest Margin (excluding the effect of purchase accounting)
Taxable-equivalent net interest income/margin, as reported		$21,028	3.37%	$18,459	3.41%	$18,138	3.37%	$18,287	3.30%	$18,807	3.63%
Effect of purchase accounting:
Loans	Income	(1,603)	(0.27)%	(899)	(0.20)%	(1,241)	(0.24)%	(879)	(0.17)%	(1,385)	(0.29)%
Time deposits	Expense	24	0.00%	28	0.00%	32	(0.01)%	36	(0.01)%	24	(0.01)%
Purchase accounting effect on taxable-equivalent income/margin		(1,627)	(0.27)%	(927)	(0.20)%	(1,273)	(0.25)%	(915)	(0.18)%	(1,409)	(0.30)%
Taxable-equivalent net interest income/margin (excluding the effect of purchase accounting) (non-GAAP)		$19,401	3.10%	$17,532	3.21%	$16,865	3.12%	$17,372	3.12%	$17,398	3.33%

		Six Months Ended
(dollars in thousands)		June 30, 2020		June 30, 2019
Taxable-Equivalent Net Interest Margin (excluding the effect of purchase accounting)
Taxable-equivalent net interest income/margin, as reported		$39,486	3.39%	$33,912	3.54%
Effect of purchase accounting:
Loans	Income	(2,502)	(0.23)%	(1,638)	(0.22)%
Time deposits	Expenses	52	—%	14	—%
Purchase accounting effect on taxable-equivalent income/ margin		(2,554)	(0.23)%	(1,652)	(0.22)%
Taxable-equivalent net interest income/margin (excluding the effect of purchase accounting) (non-GAAP)		$36,932	3.16%	$32,260	3.32%

Appendix C- Investment Portfolio Concentrations

The following table summarizes the credit ratings and collateral associated with the Company's investment portfolio, excluding equity securities, at June 30, 2020:

Sector	Portfolio Mix	Amortized Book	Fair Value	Credit Enhancement	AAA	AA	A	BBB	NR	Collateral Type
Unsecured ABS	2%	$10,003	$9,694	41%	6%	—%	—%	—%	94%	Unsecured Consumer Debt
Student Loan ABS	3%	$12,624	$11,777	26%	—%	—%	—%	—%	100%	Seasoned Student Loans
Federal Family Education Loan ABS	37%	$182,759	$172,613	6%	4%	74%	22%	—%	—%	Federal Family Education Loan (1)
PACE Loan ABS	1%	$6,149	$6,246	6%	100%	—%	—%	—%	—%	PACE Loans
Non-Agency CMBS	15%	$73,388	$69,735	55%	87%	—%	3%	10%	—%	Commercial Real Estate
Non-Agency RMBS	4%	$17,213	$17,310	33%	100%	—%	—%	—%	—%	Reverse Mortgages (2)
Municipal - General Obligation	11%	$53,984	$58,963		3%	84%	13%	—%	—%
Municipal - Revenue	10%	$51,138	$54,132		—%	61%	19%	—%	20%
SBA ReRemic	3%	$12,647	$12,439		—%	100%	—%	—%	—%	SBA Guarantee (3)
Agency MBS	14%	$68,174	$70,673		—%	100%	—%	—%	—%	Residential Mortgages (3)
Bank CDs	—%	$249	$249		—%	—%	—%	—%	100%	FDIC Insured CD
	100%	$488,328	$483,831		20%	60%	12%	1%	7%

(1) 97% guaranteed by U.S. government
(2) Currently 6% credit enhancement; expected credit enhancement is provided above
(3) 100% guaranteed by U.S. government agencies
Note : Ratings in table are the lowest of the three rating agencies (Standard & Poors, Moody's & Fitch). Standard & Poors rates U.S. government obligations at AA+

About the Company

With $2.8 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiaries, Orrstown Bank and Wheatland Advisors, Inc., provide a wide range of consumer and business financial services through banking and financial advisory offices in Berks, Cumberland, Dauphin, Franklin, Lancaster, Perry, and York Counties, Pennsylvania and Anne Arundel, Baltimore, Howard, and Washington Counties, Maryland, as well as Baltimore City, Maryland. Orrstown Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC. Orrstown Financial Services, Inc.’s common stock is traded on Nasdaq (ORRF). For more information about Orrstown Financial Services, Inc. and Orrstown Bank, visit www.orrstown.com.

Cautionary Note Regarding Forward-looking Statements:

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements reflect the current views of the Company's management with respect to, among other things, future events and the Company's financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company's industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company's control. Accordingly, the Company cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements and there can be no assurances that the Company will be able to continue to successfully execute on our strategic growth plan into Dauphin, Lancaster, York and Berks counties, Pennsylvania, and the greater Baltimore market in Maryland, with newer markets continuing to be receptive to our community banking model; to take advantage of market disruption; to experience sustained growth in loans and deposits or maintain the momentum experienced to date from these actions; and to realize cost savings from our branch consolidation efforts. In addition to risks and uncertainties related to the COVID-19 pandemic and resulting governmental and societal responses, factors which could cause the actual results of the Company's operations to differ materially from expectations include, but are not limited to: ineffectiveness of the Company's strategic growth plan due to changes in current or future market conditions; the effects of competition and how it may impact our community banking model, including industry consolidation and development of competing financial products and services; the integration of the Company's strategic acquisitions; the inability to fully achieve expected savings, efficiencies or synergies from mergers and acquisitions, or taking longer than estimated for such savings, efficiencies and synergies to be realized; changes in laws and regulations; interest rate movements; changes in credit quality; inability to raise capital, if necessary, under favorable conditions; volatilities in the securities markets; deteriorating economic conditions; expenses associated with pending litigation and legal proceedings; the failure of the SBA to honor its guarantee of loans issued under the SBA PPP; and other risks and uncertainties, including those set forth under the heading "Risk Factors" in the Company's 2019 Annual Report on Form 10-K and subsequent filings. The foregoing list of factors is not exhaustive.

If one or more events related to these or other risks or uncertainties materialize, or if the Company's underlying assumptions prove to be incorrect, actual results may differ materially from what the Company anticipates. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and the Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New risks and uncertainties arise from time to time, and it is not possible for the Company to predict those events or how they may affect it. In addition, the Company cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on the Company's behalf may issue.

The review period for subsequent events extends up to and includes the filing date of a public company’s financial statements, when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information presented in this announcement is subject to change.

####